Exhibit 99.1

Cadence Pharmaceuticals Reports First Quarter 2010 Financial Results

SAN DIEGO, CA – May 6, 2010 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today reported financial results for the first quarter ended March 31, 2010.

As announced on May 5, 2010, the company re-submitted its New Drug Application, or NDA, for its investigational product candidate, OFIRMEV™ (acetaminophen injection) as a result of discussions between the company and the U.S. Food and Drug Administration, or FDA, during a meeting held on April 16, 2010. The focus of the meeting was to discuss the Complete Response letter received by the company in February of this year, which stated the NDA could not be approved due to deficiencies observed during the agency’s facility inspection of the company’s third party manufacturer. During the meeting, the FDA did not request any new safety, efficacy, or stability studies. The agency will determine the type of resubmission (Class 1 or Class 2) and resulting review timeline (two months or six months, respectively) subsequent to the NDA resubmission.

“During the first quarter, we worked closely with our third party manufacturer to address the facility observations and prepare to resubmit the NDA as quickly as possible,” stated Ted Schroeder, President and CEO. “We are confident in the NDA we have resubmitted and continue our commercial readiness activities for the potential launch of OFIRMEV.”

Financial Results

For the three months ended March 31, 2010, Cadence reported a net loss of $13.9 million, or $0.28 per share, compared to a net loss of $10.4 million, or $0.24 per share, for the same period in 2009. Operating expenses for the three months ended March 31, 2010 increased $3.7 million to $13.8 million, from the $10.1 million reported for the comparable period in 2009.

The increase in operating expenses for the three months ended March 31, 2010, was primarily due to a significant change in sales and marketing operations as the company began establishing its commercial infrastructure in late 2009, resulting in an increase in sales and marketing staff from two at the beginning of 2009 to 40 on March 31, 2010. In addition, the company’s general and administrative costs increased for the period, due primarily to higher salaries and related personnel costs, mostly attributable to stock-based compensation charges from additional equity awards issued and outstanding in 2010 as compared to 2009. Partially offsetting the increases in operating expenses during the three months ended March 31, 2010, was a decrease in the company’s research and development expenses from the discontinuation of its omiganan pentahydrochloride product candidate in March 2009 and completion of its clinical development program for OFIRMEV in May 2009. This decrease in research and development expenses was partially offset by an increase in commercial manufacturing costs incurred during the three months ended March 31, 2010, as the company continued to prepare its manufacturing operations for the commercialization of OFIRMEV, if approved by the FDA.

As of March 31, 2010, Cadence held cash and cash equivalents of $67.7 million. The company believes that it will have sufficient capital resources to fund its operations through the approval of the NDA for OFIRMEV, and will continue to take steps, where appropriate, to reduce spending and otherwise prudently manage its cash.

Conference Call and Webcast on May 6, 2010 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on May 6, 2010 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About OFIRMEV™ (acetaminophen) Injection

OFIRMEV™, an investigational product candidate, is Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen. Acetaminophen is the most widely used medication for the treatment of pain and fever in the United States and is available in more than 600 combination and single-ingredient prescription and over-the-counter products. Cadence acquired the exclusive rights to OFIRMEV in the United States and Canada in 2006 from Bristol-Myers Squibb, which markets the product as Perfalgan® in Europe and other parts of the world. IV acetaminophen is approved in approximately 80 countries, including major markets in Europe, where the product is the market leader among all injectable analgesics.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. For more information about Cadence, please visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding: Cadence’s belief that its third party manufacturer will timely resolve FDA’s observations with respect to the OFIRMEV manufacturing facility, and in the sufficiency of the NDA for OFIRMEV as re-submitted; the company’s anticipated timelines and the potential for approval of the NDA for OFIRMEV; and Cadence’s belief that its current cash resources will be sufficient to fund its operations through the approval of the NDA for OFIRMEV. All such forward-looking statements are based on Cadence’s current beliefs and expectations, and should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release and the conference call due to the risks and uncertainties inherent in the company’s business, including, without limitation: the potential for the FDA to require additional data or information as part of its review of the resubmitted NDA for OFIRMEV, including potential requirements for additional stability batches or other manufacturing data, which may require significant time and expense to produce; Cadence’s reliance on its third party manufacturer to respond to the FDA’s concerns and address any manufacturing facility deficiencies; the risk that further FDA scrutiny of the manufacturing site may raise additional issues that must be resolved prior to obtaining approval of the NDA, causing further delay and expense; the risk that the company may not receive regulatory approval for OFIRMEV on a timely basis or at all; Cadence’s dependence on the success of OFIRMEV as its only product candidate; the potential for Cadence to require substantial additional funding in order to obtain regulatory approval for and commercialize OFIRMEV, and the risk that the company may not be able to raise sufficient capital when needed, or at all; the risk that delays in approval of the NDA for OFIRMEV and its commercial launch will enable competitors to further entrench their existing products or develop and bring new products to market before OFIRMEV; and other risks detailed in Cadence’s prior press releases as well as in the company’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence™ and OFIRMEV™ are trademarks of Cadence Pharmaceuticals, Inc. Perfalgan® is a registered trademark of Bristol-Myers Squibb Company.

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Contact:	William R. LaRue	Aimee Corso
	SVP & Chief Financial Officer	Media & Investor Relations
	Cadence Pharmaceuticals, Inc.	WCG
	Phone : 858-436-1400	Phone : 310-780-2661

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2010	2009
Operating expenses:
Research and development	$4,230,886	$6,139,342
Sales and marketing	6,054,501	536,115
General and administrative	3,461,608	2,811,747
Other	11,983	650,786

Total operating expenses	13,758,978	10,137,990

Loss from operations	(13,758,978)	(10,137,990)

Other expense, net	(160,115)	(299,373)

Net loss	$(13,919,093)	$(10,437,363)

Basic and diluted net loss per share(1)	$(0.28)	$(0.24)

Shares used to compute basic and diluted net loss per share(1)	50,509,357	43,831,889

(1)

As a result of the issuance of 12,039,794 shares of common stock pursuant to a private placement in the first quarter of 2009, there is a lack of comparability in the per share amounts between the 2010 and 2009 periods presented.

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$67,703,500	$82,006,153
Restricted cash	1,497,848	1,497,848
Prepaid expenses and other current assets	470,869	549,243

Total current assets	69,672,217	84,053,244

Property and equipment, net	8,890,139	8,300,529
Restricted cash	189,738	189,738
Other assets	14,333	19,708

Total assets	$78,766,427	$92,563,219

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,672,396	$2,656,597
Accrued liabilities	6,354,034	7,739,527
Current debt, less discount	4,975,781	6,442,327
Other current liabilities	—	22,048

Total current liabilities	14,002,211	16,860,499

Deferred rent	554,791	640,208
Total stockholders’ equity	64,209,425	75,062,512

Total liabilities and stockholders’ equity	$78,766,427	$92,563,219